Exhibit 99.1

Karen L. Howard Vice President – Finance and Chief Financial Officer Columbus McKinnon Corporation 716-689-5550 karen.howard@cmworks.com

Columbus McKinnon Reports Continued Global Sales Growth and Strong Cash Flows for Fourth Quarter and Fiscal Year 2008

▪	Fourth quarter revenue increased 7.5% to $168.6 million on strong global performance; fiscal 2008 revenue up 5.7% to $623.3 million

▪	Cash flow from operating activities up 18.3%, to $21.6 million for the fourth quarter and up 31.0% for the year, to $59.6 million, or $3.11 per diluted share

▪	Debt, net of cash, of $71.9 million, improved to 19.6% of total capitalization, reflecting a 1420 basis point improvement from a year ago

▪
Losses from Univeyor business slated for divestiture reduced Columbus McKinnon diluted EPS by $0.27 in the fourth quarter and $0.40 for the year, while a non-cash Univeyor impairment charge reduced fourth quarter and full year diluted EPS by an additional $0.13

▪	Tax benefits of $1.9 million favorably impacted diluted EPS by $0.10 in the fourth quarter and full year

▪	Fourth quarter and full year diluted EPS of $0.44 and $1.95, respectively, including Univeyor losses, impairment charge and tax benefits

AMHERST, N.Y., May 22, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fourth quarter and fiscal year 2008 that ended on March 31, 2008.  Net sales for the fourth quarter of 2008 were $168.6 million, up $11.7 million, or 7.5%, over the same period in the prior year.  Note that the prior year included $1.4 million in sales by the Larco Industrial Services division sold in March 2007.  International sales were $60.6 million, or 36% of total net sales, up $8.2 million, or 16% from the fourth quarter of fiscal 2007.  Products segment sales, which represented 90.4% of total revenue, increased $9.4 million, or 6.6%, to $152.5 million in the fourth quarter of fiscal 2008 while the Solutions segment reported a revenue increase of $2.3 million, or 16.8%, to $16.2 million, despite a $0.2 million decline in Univeyor revenue, which business is slated for divestiture.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our international sales, particularly in Eastern Europe and Latin America, continued to expand at a double-digit rate.  U.S. orders remained ahead of last year but the rate of growth has slowed modestly.  We expect these trends will continue through fiscal 2009.  Further, our strong cash flow has contributed to significant improvement in our capital structure, positioning us well to continue to vigorously pursue and execute our strategic global growth plan.”

Fiscal year 2008 net sales increased 5.7% to $623.3 million compared with fiscal 2007 revenue of $589.8 million, which included $9.0 million in Larco sales.  International sales were $217.9 million, or 35% of total net sales, up $19.3 million, or 10% for the year.  Sales in the Products segment advanced 8.1% to $570.0 million for the year on strong demand for the Company’s hoists, cranes and rigging products, both in international markets and in North America.  The Solutions segment reported a decline in revenue of $9.4 million, or 15.0%, including a $9.8 million decline attributable to the Company’s Univeyor business, which represented about 55% of segment sales.

As previously disclosed Univeyor, which manufactures and installs integrated material handling conveyor systems, is expected to be divested by Columbus McKinnon this summer.  Despite efforts to restructure this business unit to improve its performance, Univeyor negatively impacted Solutions segment and total Company results for the three and 12 month periods ended March 31, 2008.  Univeyor’s $5.2 million net loss in the fourth quarter reduced consolidated Company earnings per diluted share by $0.27 in the fourth quarter of 2008, compared with a net loss of $2.0 million, or $0.11 per diluted share, during the year ago quarter.  Univeyor’s $7.6 million net loss for the 12 months of 2008 reduced Columbus McKinnon’s diluted earnings per share by $0.40, compared with Univeyor’s net loss of $5.3 million, or $0.28 per diluted share, a year ago.  The Company also determined that the carrying value of Univeyor is impaired, resulting in a non-cash $2.5 million asset-impairment charge that reduced Columbus McKinnon’s fiscal 2008 diluted earnings per share by $0.13 for the quarter and full year.

The Company recorded favorable non-cash tax adjustments relating primarily to the reversal of valuation allowances for some U.S. state net operating loss carryforwards.  These amounted to $1.9 million, or $0.10 per diluted share.

Columbus McKinnon net income was $8.4 million for the fiscal 2008 fourth quarter, a decrease of 24.3% from net income of $11.1 million in the fourth quarter of 2007.  On a per diluted share basis, fiscal 2008 fourth quarter net income was $0.44, down $0.14, or 24.1%, compared with $0.58 in the same period last year.  The Univeyor losses and impairment charge were the primary reasons for lower earnings.  On a pro forma basis, excluding the Univeyor results, impairment charge and favorable tax adjustments, fourth quarter fiscal 2008 diluted earnings per share would have been $0.74, as compared with $0.69 in the fourth quarter of fiscal 2007, representing a 7.3% increase.  For the full year, net income was $37.3 million, $3.3 million, or 9.6%, above net income of $34.1 million reported in fiscal 2007.  On a per diluted share basis, fiscal 2008 net income was $1.95, up $0.15, or 8.3%, over $1.80 in fiscal 2007.  On a pro forma basis, excluding the Univeyor results, impairment charge and favorable tax adjustments, fiscal 2008 diluted earnings per share would have been $2.38, as compared with $2.08 in fiscal 2007, representing a 14.4% increase.

Cash flows from operating activities were $21.6 million for the quarter, or $1.13 per diluted share, up 18.3% from the prior year’s $18.3 million, or $0.96 per diluted share.  For full year fiscal 2008, cash flows from operating activities were $59.6 million, or $3.11 per diluted share, up 31.0% from the prior year’s $45.5 million, or $2.40 per diluted share.

Fourth Quarter Fiscal 2008 Review

Gross margin was 28.4% compared with 28.5% in the fourth quarter of fiscal 2007, resulting in a 7.3% increase in gross profit on the 7.5% increase in sales.  Operating income was $14.6 million, or 8.6% of sales, for the fiscal 2008 fourth quarter compared with $19.7 million, or 12.5% of sales, for the fiscal 2007 fourth quarter.

In addition to the negative Univeyor impact, fourth quarter 2008 results reflect a $4.1 million increase in selling expenses, which included a large $1.5 million commission associated with a major international tire shredder system sale.  The fiscal 2008 quarter included an additional $0.9 million in selling expense for expansion in international markets, especially Eastern Europe, Southeast Asia and Latin America.  Further, an incremental $1.0 million was invested to grow market share in North America, including the Company’s planned focus on the energy and non-residential construction markets.  Currency translation also contributed $0.7 million to the increase in selling expenses when compared with the fourth quarter of fiscal 2007.  As a percent of revenue, selling expenses were 12.3% for this year’s fourth quarter, compared with 10.6% in last year’s quarter.  For the full year, selling expenses were 11.5% in fiscal 2008 as compared with 10.5% in fiscal 2007.  Fiscal 2009 selling expenses are expected to range between 11% and 12% of revenues.

General and administrative expenses were $9.8 million in the fourth quarter of 2008.  The $1.9 million increase in general and administrative expenses over the fourth quarter of 2007 included $1.4 million for global infrastructure expansion in North America, Europe, Asia and Latin America to continue to meet the strong global demand for Columbus McKinnon products and $0.2 million of increased engineering costs to support the Company’s heightened new product development activities.  Approximately $0.3 million of the increase was associated with currency translation.  As a percent of revenue, general and administrative expenses were 5.8% for this year’s fourth quarter, compared with 5.0% in last year’s quarter.  For the full year, general and administrative expenses were 6.0% in fiscal 2008 as compared with 5.8% in fiscal 2007.

Lower debt in this year’s fourth quarter resulted in a $0.3 million, or 8.9%, decrease in interest and debt expense for the current quarter and reflects the Company’s emphasis on strengthening its capital structure by eliminating or efficiently refinancing higher cost debt.

Other income in the fiscal 2008 fourth quarter included $0.7 million of interest income, primarily from invested cash, as compared with $0.3 million in the fiscal 2007 fourth quarter.

The Company continued to realize cash flow benefits of its U.S. net operating loss (NOL) carryforward, which was fully utilized during the fourth quarter of fiscal 2008.  The effective tax rate for the quarter was 35.1% compared with 34.9% for the prior year’s quarter.  The Company expects the rate to be in the 37% to 38% range for fiscal 2009.

Working capital as a percentage of sales improved to 18.4% at the end of fiscal 2008 compared with 20.1% at the end of the prior fiscal year and 19.7% at the end of the fiscal 2008 third quarter.  The improvement reflects inventory reductions and accounts payable increases during the fiscal 2008 fourth quarter.

Debt, net of cash, at March 31, 2008, was $71.9 million, or 19.6% of total capitalization, a reduction of $51.5 million from $123.4 million, or 33.8% of total capitalization, a year ago.  At the end of fiscal 2008, gross debt was $147.9 million, or 33.4% of total capitalization, a reduction of $24.2 million from $172.1 million, or 41.6% of total capitalization, a year ago.  The Company is nearing its long-term debt-to-total capitalization goal of 30%.  In addition to $76.0 million of cash, the Company’s availability on its $75 million line of credit with its bank group was $63.8 million at March 31, 2008.

Capital expenditures for the fourth quarter and full year of fiscal 2008 were $5.6 million and $13.1 million, respectively, compared with $3.8 million and $10.7 million for the same periods in fiscal 2007. The increased spending was primarily for productivity improvement projects.  In general, capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities.  The Company anticipates capital spending to total approximately $14 to $15 million in fiscal 2009.

Products Segment

Products segment net sales for the fourth quarter of fiscal 2008 increased 6.6% compared with last year’s fourth quarter and represented 90.4% of consolidated net sales.  The fluctuation compared with last year’s quarter is summarized as follows, in millions:

Increased volume	$5.5	3.9%
One fewer shipping day	(2.2)	(1.6)%
Improved pricing	3.7	2.6%
Foreign currency translation	3.8	2.7%
Divested business *	(1.4)	(1.0)%
Total	$9.4	6.6%
* Larco Industrial Services, Ltd. sale closed effective March 2007

Products segment sales growth included significant contributions from Columbus McKinnon Europe operations as well as solid demand from the U.S. hoist, crane and rigging businesses.

Gross margin for the segment increased to 31.4% for the quarter compared with 30.9% in last year’s fourth quarter.  Offsetting leverage on incremental revenue, the gross margin was impacted by the Company’s pricing incentives for increasing market share in new European markets, as well as inflationary increases in material and labor costs in China.  Income from operations, as a percent of sales, was 13.8% for this period compared with 15.0% in the fiscal 2007 fourth quarter, impacted by investments in global market expansion.

Backlog stood at $55.8 million at the end of the quarter compared with backlog of $54.9 million and $58.4 million at the end of the fiscal 2008 third and second quarters, respectively.  The time to convert the majority of Products segment backlog to sales averages from one day to a few weeks, and backlog for this segment normally represents four to five weeks of shipments.

Solutions Segment

Net sales for the Solutions segment were $16.2 million in the fiscal 2008 fourth quarter, compared with $13.8 million in last year’s fourth quarter, with the increase driven primarily by the Company’s tire shredder operation.  Univeyor significantly negatively impacted segment results for the fourth quarter of fiscal 2008.  Solutions segment gross margin was 0.4% compared with 3.6% last year.  Including the $2.5 million impairment charge for Univeyor, the segment posted an operating loss of $6.4 million, or negative 39.8% of sales, compared with last year’s $1.8 million loss, representing negative 13.1% of sales.

Backlog for the Solutions segment at March 31, 2008 was $11.8 million, a decrease from backlog of $17.0 million and $15.7 million at the end of the fiscal 2008 third and second quarters, respectively.  The decrease is primarily due to the significant amount of tire shredder systems that were scheduled and shipped during the fourth quarter of fiscal 2008.  For this segment, the average cycle time for backlog to convert to sales generally ranges from one to six months.

Fiscal 2008 Review

Net sales for the year were $623.3 million, up 5.7%, or $33.5 million compared with fiscal 2007.  Gross profit of $184.6 million was 12.1% higher for the year resulting in a 170 basis point improvement in gross profit margin to 29.6%.  Selling, general and administrative (SG&A) expenses combined were $109.6 million in fiscal 2008 compared with $95.8 million in the prior fiscal year.  As a percent of sales, SG&A was 17.6% and 16.3% for 2008 and 2007, respectively.  As previously noted, the increase was primarily due to investments made to support the Company’s strategic growth initiatives.  Operating margin for fiscal 2008 was 11.4% compared with 11.6% last year.  Losses from the Univeyor business, the impairment charge within the Solutions segment and higher investments in global market expansion in the Products segment offset leverage gained on higher sales.  Interest expense in fiscal 2008 was down $1.8 million, or 11.0%, to $14.6 million, reflecting a $30.9 million year-over-year reduction in average debt outstanding.

Net income, including the impact of Univeyor losses, the impairment charge and favorable tax benefits, was $37.3 million for fiscal 2008 compared with net income of $34.1 million for fiscal 2007.  On a per diluted share basis, fiscal 2008 net income was $1.95 compared with $1.80 last year.  During fiscal 2008, the Company recorded net after-tax charges of $1.2 million, or $0.06 per diluted share, in financing costs.  Similarly, during fiscal 2007, the Company recorded net after-tax charges of $3.4 million, or $0.18 per diluted share, in financing costs.  Additionally, during fiscal 2007 the Company recorded a $2.2 million after-tax investment gain, representing $0.12 per diluted share, upon an asset reallocation.  Accordingly, the impact of these unusual items is relatively comparable in both periods.

Net cash provided by operations was $59.6 million for fiscal 2008, a 31.0% increase from $45.5 million in fiscal 2007 due to increased cash profits and lower working capital requirements.  However, working capital requirements, particularly inventories, continued to utilize cash during fiscal 2008.

Summary

Mr. Tevens concluded, “We expect Fiscal 2009 will be another strong year for Columbus McKinnon as we concentrate on our most profitable and highest-potential businesses and capitalize on investments made to grow our global operations.  We are pursuing activities to achieve our previously announced long-term goals, which include reaching $1 billion in revenue, deriving 50% of sales from outside the United States, and achieving operating leverage of 20% to 30% to consistently deliver operating margins of 12% to 14%.  To support those goals, we continue to focus on generating cash, paying down debt, searching for opportunities to expand our markets or products and being a global innovator of material handling products.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for May 22, 2008 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the “Columbus McKinnon Quarterly Conference Call” and providing the password “Columbus McKinnon” and identifying conference leader “Tim Tevens” when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until May 29, 2008 by dialing 1-866-463-4962.  Alternatively, you may access an archive of the call until July 23, 2008 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

TABLES FOLLOW.

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Income

(In thousands, except per share and percentage data)
	Three Months Ended
	March 31, 2008	March 31, 2007	Change

Net sales	$168,618	$156,885	7.5%
Cost of products sold	120,665	112,208	7.5%
Gross profit	47,953	44,677	7.3%
Gross profit margin	28.4%	28.5%
Selling expense	20,747	16,636	24.7%
General and administrative expense	9,808	7,902	24.1%
Restructuring charges	285	411	-30.7%
Amortization\impairment	2,542	52	4788.5%
Income from operations	14,571	19,676	-25.9%
Interest and debt expense	3,379	3,708	-8.9%
Cost of bond redemptions	174	246	-29.3%
Investment income	(353)	(697)	-49.4%
Other income, net	(1,329)	(381)	248.8%
Income from continuing operations before income tax expense	12,700	16,800	-24.4%
Income tax expense	4,458	5,866	-24.0%
Income from continuing operations	8,242	10,934	-24.6%
Income from discontinued operations, net of tax	140	139	0.7%
Net income	$8,382	$11,073	-24.3%

Average basic shares outstanding	18,783	18,595	1.0%
Basic income per share:
Continuing operations	$0.44	$0.59	-25.4%
Discontinued operations	0.01	0.01
Net income	$0.45	$0.60	-25.0%

Average diluted shares outstanding	19,201	19,015	1.0%
Diluted income per share:
Continuing operations	$0.43	$0.57	-24.6%
Discontinued operations	0.01	0.01
Net income	$0.44	$0.58	-24.1%

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Income

(In thousands, except per share and percentage data)
	Year Ended
	March 31, 2008	March 31, 2007	Change

Net sales	$623,334	$589,848	5.7%
Cost of products sold	438,781	425,248	3.2%
Gross profit	184,553	164,600	12.1%
Gross profit margin	29.6%	27.9%
Selling expense	71,955	61,731	16.6%
General and administrative expense	37,647	34,097	10.4%
Restructuring charges	1,179	133	786.5%
Amortization\impairment	2,624	183	1333.9%
Income from operations	71,148	68,456	3.9%
Interest and debt expense	14,629	16,430	-11.0%
Cost of bond redemptions	1,794	5,188	-65.4%
Investment income	(1,165)	(5,257)	-77.8%
Other income, net	(3,641)	(1,825)	99.5%
Income from continuing operations before income tax expense	59,531	53,920	10.4%
Income tax expense	22,739	20,539	10.7%
Income from continuing operations	36,792	33,381	10.2%
Income from discontinued operations, net of tax	557	704	-20.9%
Net income	$37,349	$34,085	9.6%

Average basic shares outstanding	18,723	18,517	1.1%
Basic income per share:
Continuing operations	$1.96	$1.80	8.9%
Discontinued operations	0.03	0.04
Net income	$1.99	$1.84	8.2%

Average diluted shares outstanding	19,158	18,951	1.1%
Diluted income per share:
Continuing operations	$1.92	$1.76	9.1%
Discontinued operations	0.03	0.04
Net income	$1.95	$1.80	8.3%

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
	March 31, 2008	March 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$75,994	$48,655
Trade accounts receivable	97,335	97,269
Unbilled revenues	9,574	15,050
Inventories	88,332	77,179
Prepaid expenses	17,532	18,029
Total current assets	288,767	256,182

Net property, plant, and equipment	58,414	55,231
Goodwill and other intangibles, net	187,376	185,903
Marketable securities	29,807	28,920
Deferred taxes on income	17,570	34,460
Other assets	8,101	4,942
Total assets	$590,035	$565,638

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$11,330	$9,598
Trade accounts payable	41,895	35,896
Accrued liabilities	55,855	52,344
Restructuring reserve	58	599
Current portion of long-term debt	521	297
Total current liabilities	109,659	98,734

Senior debt, less current portion	6,196	26,168
Subordinated debt	129,855	136,000
Other non-current liabilities	48,844	63,411
Total liabilities	294,554	324,313

Shareholders’ equity:
Common stock	189	188
Additional paid-in capital	178,457	174,654
Retained earnings	122,400	85,237
ESOP debt guarantee	(2,824)	(3,417)
Accumulated other comprehensive loss	(2,741)	(15,337)
Total shareholders’ equity	295,481	241,325
Total liabilities and shareholders’ equity	$590,035	$565,638

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows

(In thousands)
	Year Ended
	March 31, 2008	March 31, 2007

Operating activities:
Income from continuing operations	$36,792	$33,381
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:

Depreciation, amortization and impairment	11,325	8,289
Deferred income taxes	14,625	12,438
Gain on divestitures	(70)	(504)
Gain on sale of investments/real estate	(526)	(5,373)
Loss on early retirement of bonds	1,378	4,263
Stock option expense	1,462	1,457
Amortization/write-off of deferred financing costs	982	1,603
Changes in operating assets and liabilities:
Trade accounts receivable	394	(1,831)
Unbilled revenues and excess billings	7,258	(1,690)
Inventories	(9,667)	(2,260)
Prepaid expenses	654	(2,132)
Other assets	(1,183)	921
Trade accounts payable	4,707	(3,849)
Accrued and non-current liabilities	(8,541)	782
Net cash provided by operating activities	59,590	45,495

Investing activities:
(Purchase) sale of marketable securities, net	(1,562)	1,167
Capital expenditures	(13,066)	(10,653)
Proceeds from sale of property	5,504	5,387
Proceeds from discontinued operations, net of tax	557	704
Net cash used by investing activities	(8,567)	(3,395)

Financing activities:
Proceeds from stock options exercised	1,416	2,601
Net payments under revolving line-of-credit agreements	18	3,045
Repayment of debt	(31,069)	(45,964)
Deferred financing costs incurred	(2)	(449)
Other	1,075	890
Net cash used by financing activities	(28,562)	(39,877)

Effect of exchange rate changes on cash	4,878	834

Net change in cash and cash equivalents	27,339	3,057
Cash and cash equivalents at beginning of year	48,655	45,598
Cash and cash equivalents at end of period	$75,994	$48,655

COLUMBUS McKINNON CORPORATION
Business Segment Data
(In thousands, except percentage data)
	Quarter ended March 31, 2008		Quarter ended March 31, 2007		% Change

Products
Net sales	$152,457		$143,050		6.6%
Gross profit	47,886		44,183		8.4%
Margin	31.4%		30.9%
Income from operations	21,007		21,487		-2.2%
Margin	13.8%		15.0%

Solutions
Net sales	$16,161		$13,835		16.8%
Gross profit	67		494		-86.4%
Margin	0.4%		3.6%
Income from operations	(6,436)		(1,811)		255.4%
Margin	(39.8	) %	(13.1	) %

Consolidated
Net sales	$168,618		$156,885		7.5%
Gross profit	47,953		44,677		7.3%
Margin	28.4%		28.5%
Income from operations	14,571		19,676		-25.9%
Margin	8.6%		12.5%

	Year ended March 31, 2008		Year ended March 31, 2007		% Change

Products
Net sales	$570,013		$527,089		8.1%
Gross profit	178,416		159,150		12.1%
Margin	31.3%		30.2%
Income from operations	78,387		71,478		9.7%
Margin	13.8%		13.6%

Solutions
Net sales	$53,321		$62,759		-15.0%
Gross profit	6,137		5,450		12.6%
Margin	11.5%		8.7%
Income from operations	(7,239)		(3,022)		139.5%
Margin	(13.6	) %	(4.8	) %

Consolidated
Net sales	$623,334		$589,848		5.7%
Gross profit	184,553		164,600		12.1%
Margin	29.6%		27.9%
Income from operations	71,148		68,456		3.9%
Margin	11.4%		11.6%

COLUMBUS McKINNON CORPORATION
Additional Data

	March 31, 2008		March 31, 2007		March 31, 2006

Backlog (in millions)
Products segment	$55.8		$53.2		$46.5
Solutions segment	$11.8		$9.6		$12.8

Trade accounts receivable
days sales outstanding	52.5	days	56.4	days	56.0	days

Inventory turns per year
(based on cost of products sold)	5.5	turns	5.8	turns	5.7	turns
Days' inventory	66.8	days	62.8	days	64.4	days

Trade accounts payable
days payables outstanding	31.6	days	29.1	days	27.9	days

Working capital as a % of sales	18.4%		20.1%		20.2%

Debt to total capitalization percentage	33.4%		41.6%		76.8%
Debt, net of cash, to total capitalization	19.6%		33.8%		76.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY09	63	63	60	65	251

FY08	63	63	60	63	249

FY07	63	63	59	64	249

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